Acorn Delivers Improved Q1 Top- and Bottom-Line Performance

Reflecting Continued Revenue Growth and Higher Margins

from IoT Remote Monitoring of Generators, Pipelines & Compressors

Dial 844-834-0644 for Investor Call Tomorrow at 10:00 am EDT

Wilmington, DE – May 15, 2019 – Acorn Energy, Inc. (OTCQB: ACFN), a provider of remote monitoring and control systems and services for generators, pipelines, compressors and other industrial equipment, through its OmniMetrix subsidiary, today announced results for its first quarter ended March 31, 2019 (Q1’19). Acorn will host a conference call tomorrow at 10:00 a.m. EDT (details below) to review its results and outlook.

Walter Czarnecki, President and CEO of OmniMetrix, commented, “OmniMetrix achieved continued revenue growth, improved gross margins and positive adjusted EBITDA during Q1’19. During the first quarter we shipped and activated more of our next generation Hero2 Rectifier Monitors for cathodic protection of pipelines, as well as our recently launched AIRGuard remote monitoring and control solution for industrial air compressors. These products reflect our vision of providing an expanding array of the most innovative monitoring and control solutions to an expanding base of customers seeking to enhance their risk management programs while also reducing operating costs.

“Importantly, while continuing to expand our customer footprint, our product engineering and other cost management initiatives enabled us to improve Q1’19 adjusted gross margin to 64% from 62% in Q1’18.”

Jan Loeb, President and CEO of Acorn, added, “Building on OmniMetrix’s improved operating performance, we were also successful in further reducing Acorn’s corporate general and administrative expenses by $104,000 or 33% in Q1’19 versus Q1’18. As a result, Acorn was able to trim its consolidated operating loss to $261,000 in Q1’19 versus $368,000 in Q1’18.

“We see substantial growth opportunities for OmniMetrix, for example in the area of remote monitoring and control for standby generators, a marketplace with very limited penetration of remote monitoring. We plan to make incremental investments in sales and marketing at OmniMetrix during 2019 in order to better pursue opportunities, all while continuing to maintain cost disciplines required to improve our bottom line. We also continue to evaluate strategic opportunities to expand our business and create enhanced value for shareholders.”

OmniMetrix Financial Results

($ in thousands)	Q1’19	Q1’18	Change
Monitoring revenue	$766	$642	19%
Hardware revenue	$561	$567	-1%
Total revenue	$1,327	$1,209	10%
Gross profit	$821	$745	10%
Gross margin	62%	62%
Inventory Adjustment	$30	–
Adjusted gross profit	$851	$745	14%
Adjusted gross margin	64%	62%

Driven by an increase in monitoring revenue, OmniMetrix’s Q1’19 revenue rose 10% to $1,327,000 from $1,209,000 in Q1’18. Monitoring growth reflects an increase in the number of end points being monitored, more than 90% of which renew annually. The year-over-year decline in hardware revenue is primarily attributed to two sizeable orders that were placed in March 2018.

Gross profit grew 10% to $821,000 in Q1’19, compared to gross profit of $745,000 in Q1’18. Q1’19 included a $30,000 accrual related to a residual inventory purchase commitment for discontinued technology in cost of sales. If we add back this write-off, adjusted gross profit grew 14% and adjusted gross margin increased to 64% in Q1’19 from 62% in Q1’18. The increased adjusted gross margin is due to a change in the sales mix to higher-margin products.

Hardware gross margin increased to 38% in Q1’19 from 37% in Q1’18. Gross margin on monitoring revenue was level at 83% in both Q1’19 and Q1’18.

OmniMetrix’s Q1’19 operating expenses increased to $873,000 versus $800,000 in Q1’18 primarily due to a $47,000 increase in personnel costs related to growth initiatives and an increase in R&D expense of $15,000 pertaining to continued development of next generation monitors.

Revenue and gross profit growth more than offset higher operating expenses, enabling OmniMetrix to reduce its operating loss to $52,000 in Q1’19 versus an operating loss of $55,000 in Q1’18. Excluding the residual inventory purchase commitment write-off, the operating loss in Q1’19 would have been $22,000, a 60% reduction from Q1’18.

Acorn Consolidated Financial Results

Acorn’s corporate G&A costs decreased 33% to $209,000 in Q1’19 compared to $313,000 in Q1’18, reflecting ongoing cost discipline including a material reduction in personnel costs, board fees and other public company costs, including professional service fees.

Lower corporate expense coupled with revenue growth at OmniMetrix allowed Acorn to reduce its consolidated operating loss by 29% to $261,000 in Q1’19 versus $368,000 in Q1’18.

Net loss attributable to Acorn shareholders improved to $237,000, or $0.01 per share, in Q1’19 compared to $1.2 million, or $0.04 per share, in Q1’18. The prior-year period included a loss of $829,000 on the sale of Acorn’s remaining interest in DSIT.

Liquidity and Capital Resources

As of March 31, 2019, Acorn had consolidated cash and cash equivalents of $779,000, excluding $299,000 of restricted cash held at a bank in Israel.

In March 2019, OmniMetrix negotiated a more favorable accounts receivable credit line with its existing lending partner. The new line provides accounts receivable formula-based financing of the lesser of 75% of eligible receivables or $1 million. OmniMetrix had $140,000 outstanding on this credit line at March 31, 2019.

Earlier this month Acorn filed a preliminary S-1 Registration Statement for a rights offering seeking to raise gross proceeds of $2.4 million. Net proceeds from the rights offering are intended to finance the contemplated reacquisition of the 20% minority interest in OmniMetrix that Acorn does not already own and to provide OmniMetrix with additional sales and marketing resources to facilitate expansion into additional geographic markets and new product applications, as well as to support next-generation product development. Any net proceeds not so utilized would be used for general working capital purposes.

The Registration Statement relating to the rights offering has been filed with the Securities and Exchange Commission but has not yet become effective. Acorn may not accept any offers to purchase Acorn Common Stock pursuant to the rights prior to the time the Registration Statement becomes effective.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of Acorn securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Conference Call Details

Date/Time:	Thursday, May 16th at 10:00 am EDT
Dial-in Number:	1-844-834-0644 or 1-412-317-5190 (International)
Online Replay/Transcript:	Audio file and call transcript will be posted to the
Investor section of Acorn’s website when available.
Email Option for Q&A:	acfn@catalyst-ir.com – before or after the call.

About Acorn (www.acornenergy.com) and OmniMetrix™ (www.omnimetrix.net)

Acorn Energy, Inc. owns an 80% equity stake in OmniMetrix, a pioneer and leader in machine-to-machine (M2M) and Internet of Things (IoT) wireless remote monitoring and control for gas pipelines and stand-by generators used in cell towers, medical facilities, data centers, public transportation systems and for other critical equipment, including at federal, state and municipal government facilities. OmniMetrix offers proven, cost-effective solutions for making critical systems more reliable with thousands of monitored assets and thousands of customers, including 24 in the Fortune 500 or Fortune Global 500.

Use of Non-GAAP Measures

The Company presents its financial statements in accordance with GAAP. This release also uses certain financial measures that are non-GAAP financial measures as defined in Regulation G and related reporting requirements promulgated by the Securities and Exchange Commission as they apply to the Company. These adjusted financial measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The term adjusted gross profit as used in the tables above consists of gross profit in accordance with GAAP, excluding the impact of any inventory adjustment made in the applicable period. The term adjusted gross profit margin as used in the tables above consists of gross profit margin in accordance with GAAP, excluding the impact of any inventory adjustment made in the applicable period.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. The completion of the rights offering remains subject to the satisfaction of certain conditions, and Acorn reserves the right to terminate the rights offering at any time prior to the expiration date of the rights offering, including prior to the commencement of the rights offering. There is no assurance that Acorn will be successful in growing its business, reaching profitability, or maximizing the value of its operating company and other assets. A complete discussion of the risks and uncertainties that may affect Acorn Energy’s business, including the business of its subsidiary, is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Follow us

Twitter: @Acorn_IR and @OmniMetrix

Investor Relations Contacts

William Jones, 267-987-2082

David Collins, 212-924-9800

Catalyst IR

acfn@catalyst-ir.com

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three months ended March 31,
	2019	2018

Revenue	$1,327	$1,209
Cost of sales – products and services	476	464
Cost of sales – other	30	―
Gross profit	821	745
Operating expenses:
Research and development expense	144	129
Selling, general and administrative expense	938	984
Total operating expenses	1,082	1,113
Operating loss	(261)	(368)
Finance expense, net	―	(52)
Loss before income taxes	(261)	(420)
Income tax expense	—	—
Net loss after income taxes	(261)	(420)
Share of income in DSIT	―	33
Impairment of investment in DSIT	―	(33)
Loss on sale of interest in DSIT, net of withholding taxes and transaction costs	―	(829)
Net loss	(261)	(1,249)
Non-controlling interest share of net loss	24	27
Net loss attributable to Acorn Energy, Inc. shareholders	$(237)	$(1,222)

Basic and diluted net loss per share attributable to Acorn Energy, Inc. shareholders:
Total attributable to Acorn Energy, Inc. shareholders	$(0.01)	$(0.04)
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders – basic	29,556	29,513
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders –diluted	29,556	29,513

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of March 31, 2019	As of December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$779		$973
Restricted cash	299		290
Accounts receivable, net	690		665
Inventory, net	366		261
Deferred charges	712		803
Other current assets	136		144
Total current assets	2,982		3,136
Property and equipment, net	71		73
Other assets	733		710
Total assets	$3,786		$3,919
LIABILITIES AND DEFICIT
Current liabilities:
Short-term credit	$140	$	―
Accounts payable	323		246
Accrued expenses	327		430
Deferred revenue	2,679		2,734
Due to former Acorn director (resigned as of August 6, 2018)	250		250
Other current liabilities	142		127
Total current liabilities	3,861		3,787
Non-current liabilities:
Deferred revenue	1,372		1,327
Due to former Acorn director (resigned as of August 6, 2018)	53		33
Other non-current liabilities	5		2
Total non-current liabilities	1,430		1,362
Commitments and contingencies
Deficit:
Acorn Energy, Inc. shareholders
Common stock - $0.01 par value per share:
Authorized – 42,000,000 shares; Issued – 30,357,706 and 30,357,706 shares at March 31, 2019 and December 31, 2018, respectively	304		304
Additional paid-in capital	100,346		100,340
Warrants	1,118		1,118
Accumulated deficit	(100,301)		(100,064)
Treasury stock, at cost – 801,920 shares at March 31, 2019 and December 31, 2018	(3,036)		(3,036)
Total Acorn Energy, Inc. shareholders’ deficit	(1,569)		(1,338)
Non-controlling interests	64		108
Total deficit	(1,505)		(1,230)
Total liabilities and deficit	$3,786		$3,919